Exhibit 10.1

January 20, 2025

Max Rosett
Mrosett@immunome.com

Re:      Relocation Package

Dear Max:

Congratulations! In recognition of your continued hard work, dedication and loyalty to the success of Immunome, Inc. (the “Company”), the Company is pleased to offer you the relocation package described below. Capitalized terms used but not defined in this letter have the respective meanings given to them in the Amended and Restated Offer Letter by and between you and the Company dated November 30, 2023 (as amended, the “Offer Letter”).

(a)            Relocation Payment. Subject to your completed relocation to the Bothell, Washington area within one year from the date of this letter, you will be eligible for a one-time relocation payment of $100,000 (the “Relocation Payment”), less applicable withholdings and deductions. The Relocation Payment will be paid to you as an advance, prior to it becoming earned, within ten (10) days following your acceptance of this letter agreement, and subject to your continued employment with the Company through such payment date; provided, however, that you will not earn the Relocation Payment unless you remain continuously employed with the Company through and until the ninetieth (90th) day following your completed relocation. If, prior to earning the Relocation Payment, your employment with the Company ends for any reason other than due to a termination by the Company without Cause or a resignation by you for Good Reason, you shall be required to immediately repay the Company the full gross amount of the Relocation Payment previously paid to you.

(b)            Housing Bonus. The Company shall pay you a one-time cash payment in the amount of $300,000 (the “Housing Bonus”), less applicable withholdings and deductions, within fifteen (15) business days of your written notification (the “Notification”) to the Company of your intention to sign an agreement to purchase your primary residence in the Bothell, Washington area (the “Primary Residence”), and subject to your continued employment with the Company through such payment date; the Notification must identify the Primary Residence and include all information as reasonably requested by the Company to verify such intention. In the event you do not close escrow on the Primary Residence (the “Closing”) within one year of the Notification, you will be required to repay the full gross amount of the Housing Bonus within thirty (30) days thereafter. In addition, the Housing Bonus shall be subject to a pro rata right of repayment in favor of the Company in the event you are terminated for Cause or you resign without Good Reason, which will lapse as to 1/3rd annually over a three-year period, measured from the date of the Closing (such three- year period, the “Repayment Period”). Notwithstanding the foregoing, in the event the Company implements a winddown of its lab facilities in the Bothell, Washington area that results in fewer than ten (10) employees employed at such lab facilities prior to the end of the Repayment Period, the Housing Bonus will not be subject to repayment, and you will be entitled to keep the entire amount.

All other employee benefits will remain the same, as provided in the Amended and Restated Offer Letter by and between you and the Company dated November 30, 2023 (the “Offer Letter”). Additionally, your employment will remain at-will and continue to be subject to the Offer Letter, Company rules and policies, and the terms of the Employee Confidential Information and Inventions Assignment Agreement, to which you previously agreed. Of course, the Company continues to reserve the right to change your position, duties and work location from time to time in its discretion subject to the terms of the Offer Letter.

Please sign and date this letter to accept the change in employment terms provided above. Congratulations again and thank you for your continued hard work and dedication to the Company.

Sincerely,

Immunome, Inc.

By:	/s/ Clay Siegall
Clay Siegall, Ph.D.
Chief Executive Officer

Acknowledged and accepted:

/s/ Max Rosett
Max Rosett

Date:	January 21, 2025